Exhibit 99.1

Immunovant Reports Positive Initial Phase 2 Results for Batoclimab in Graves’ Disease

NEW YORK, December 20, 2023 – Immunovant, Inc. (Nasdaq: IMVT), a clinical-stage immunology company dedicated to enabling normal lives for people with autoimmune diseases, today announced that results from the initial cohort of patients in an ongoing 24-week Phase 2 clinical trial of batoclimab in patients with Graves’ disease meaningfully exceeded 50% response rates.

This Phase 2 proof-of-concept trial is an open-label study to assess the safety and efficacy of batoclimab in Graves’ disease. Patients who are hyperthyroid despite treatment with an anti-thyroid medication (ATD) for more than 12 weeks are being enrolled to receive once-weekly subcutaneous (SC) injections of 680 mg batoclimab for 12 weeks followed by once-weekly SC injections of 340 mg batoclimab for 12 weeks. Treatment response is defined as normalization of T3 and T4 hormone levels without increasing ATD dose. The primary and secondary outcome measurements of the trial are being measured at weeks 12 and 24. This design allowed for efficacy assessments between two distinct ranges of IgG reductions.

Consistent with studies of batoclimab in other indications, 680 mg administered SC in the initial cohort demonstrated potential best-in class IgG reduction, up to 87%, with a mean IgG reduction of 81% after 12 weeks of treatment. The 340 mg IgG reductions were lower. A similar dose response was observed for anti-TSHR autoantibodies, with deeper reductions observed following treatment with 680 mg of SC batoclimab as compared to 340 mg of SC batoclimab. In addition, across a range of clinical parameters, numerically higher responses were observed following treatment with 680 mg of batoclimab as compared to treatment with 340 mg of batoclimab. These parameters included the percentage of patients whose ATD dose was reduced and the percentage of patients whose ATD was discontinued.  Batoclimab was generally well tolerated with no new safety signals observed in the initial data set.

“We believe the enrolled population is unlikely to spontaneously remit and therefore a greater than 50% response rate is encouraging,” said Pete Salzmann, M.D., chief executive officer at Immunovant.  “While preliminary, these data suggest there is a dose response on efficacy between a regimen that produces 60-70% IgG reductions, such as 340 mg of batoclimab, and a regimen that produces 80% IgG reductions. We are excited to have what we believe to be the only option across the anti-FcRn field of a simple SC injection to produce this profile. We believe there is a high unmet need in second line Graves’ disease and are enthusiastic about the addressable market size here. While this trial is ongoing, we intend to focus our future development in Graves’ on IMVT-1402, with plans expected to be announced later in 2024.”

About Immunovant, Inc.

Immunovant, Inc. is a clinical-stage immunology company dedicated to enabling normal lives for people with autoimmune diseases. As a trailblazer in anti-FcRn technology, the Company is developing innovative, targeted therapies to meet the complex and variable needs of people with autoimmune diseases. For additional information on the Company, please visit www.immunovant.com.

Forward-Looking Statements

This press release contains forward-looking statements for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995 and other federal securities laws. The use of words such as "can," “may,” “might,” “will,” “would,” “should,” “expect,” “believe,” “estimate,” “design,” “plan,” "intend," and other similar expressions are intended to identify forward-looking statements. Such forward looking statements include Immunovant’s expectations regarding the timing, design, and results of clinical trials of its product candidates; Immunovant's plan to develop batoclimab and IMVT-1402 across a broad range of autoimmune indications; and potential benefits of batoclimab’s and IMVT-1402’s unique product attributes and potential best-in-class profile including IgG reduction. All forward-looking statements are based on estimates and assumptions by Immunovant’s management that, although Immunovant believes to be reasonable, are inherently uncertain. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that Immunovant expected. Such risks and uncertainties include, among others: initial results or other preliminary analyses or results of early clinical trials may not be predictive final trial results or of the results of later clinical trials; the timing and availability of data from clinical trials; the timing of discussions with regulatory agencies, as well as regulatory submissions and potential approvals; the continued development of Immunovant’s product candidates, including the timing of the commencement of additional clinical trials ; Immunovant’s scientific approach, clinical trial design, indication selection, and general development progress; future clinical trials may not confirm any safety, potency, or other product characteristics described or assumed in this press release; any product candidate that Immunovant develops may not progress through clinical development or receive required regulatory approvals within expected timelines or at all; Immunovant’s product candidates may not be beneficial to patients, or even if approved by regulatory authorities, successfully commercialized; the potential impact of global factors, such as the post-COVID-19 environment, geopolitical tensions, and adverse macroeconomic conditions on Immunovant’s business operations and supply chain, including its clinical development plans and timelines; Immunovant’s business is heavily dependent on the successful development, regulatory approval and commercialization of batoclimab and IMVT-1402; Immunovant is at an early stage of development for IMVT-1402 and in various stages of clinical development for batoclimab; and Immunovant will require additional capital to fund its operations and advance batoclimab and IMVT-1402 through clinical development. These and other risks and uncertainties are more fully described in Immunovant’s periodic and other reports filed with the Securities and Exchange Commission (SEC), including in the section titled “Risk Factors” in Immunovant’s Form 10-Q filed with the SEC on November 9, 2023, and Immunovant’s subsequent filings with the SEC. Any forward-looking statement speaks only as of the date on which it was made. Immunovant undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

Contact:
Chau Cheng, PhD, MBA
Vice President, Investor Relations
Immunovant, Inc.
info@immunovant.com